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Exhibit 10.36

SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT

        This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Second Amendment") entered into as of this 5th day of December, 2003, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders ("Agent"), and, on the other hand, GUITAR CENTER, INC., a Delaware corporation ("GCI"), GUITAR CENTER STORES, INC., a Delaware corporation ("GCS"), and MUSICIAN'S FRIEND, INC., a Delaware corporation ("MFI"; together with GCI and GCS, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers"), with reference to the following:

RECITALS

        WHEREAS, Borrowers and the Lender Group are party to that certain Second Amended and Restated Loan and Security Agreement, dated as of December 21, 2001, as amended by that certain Consent and Amendment dated June 9, 2003 (as the same may be further amended, restated, supplemented, or otherwise modified from time to time, including hereby, the "Loan Agreement"), pursuant to which the Lenders have made certain loans and financial accommodations to Borrowers;

        WHEREAS, Borrowers have requested certain amendments to the Loan Agreement;

        WHEREAS, each Lender has agreed, subject to and in accordance with the terms and conditions set forth herein, to amend the Loan Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and conditions set forth herein, the parties hereby agree as follows:

  SECTION 1. RELATION TO THE LOAN AGREEMENT; DEFINITIONS.

        1.1    Relation to Loan Agreement.    This Second Amendment constitutes an integral part of the Loan Agreement and shall be deemed to be a Loan Document for all purposes. Upon the effectiveness of this Second Amendment, on and after the date hereof each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement," "thereunder," "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

        1.2    Capitalized Terms.    For all purposes of this Second Amendment, capitalized terms used herein without definition shall have the meanings specified in the Loan Agreement.

  SECTION 2.    AMENDMENT TO LOAN AGREEMENT.

        2.1    Amendments to Section 1.1.    Section 1.1 of the Loan Agreement is hereby amended by:

          (a)   Deleting the definitions of "Minimum Rate" and "Required Availability" in their entirety.

          (b)   Adding the following new definitions in alphabetical order:

          "'Applicable Unused Line Multiple' means, as of any date of determination, the multiple opposite the applicable Excess Availability level set forth in the grid below:

Excess Availability	Applicable Unused Line Multiple
Greater than $20,000,000	0.25 percentage points
Less than or equal to $20,000,000 and greater than $10,000,000	0.25 percentage points
Less than or equal to $10,000,000	0.375 percentage points

          The Applicable Unused Line Multiple shall be based upon Excess Availability, which will be calculated quarterly on an average daily basis at the end of each fiscal quarter, which calculation shall determine the Applicable Unused Line Multiple for the immediately succeeding fiscal quarter. The applicable multiple shall be redetermined quarterly on the date Agent receives the certified calculation of Excess Availability pursuant to Section 6.3(b)(v) hereof."

          "'Availability Block Reserve' means $10,000,000."

          "'Cost' means the calculated cost of Inventory, as determined from invoices received by Borrowers, Borrowers' purchase journals or stock ledgers, based upon Borrowers' accounting practices, known to Agent and in effect on the Second Amendment Closing Date."

          "'Guitar Insurance Company' means a wholly owned Subsidiary to be formed by one or more of the Borrowers for the exclusive purpose of conducting a self insurance program for the benefit of the Obligors and their Subsidiaries."

          "Issuing Bank" means Wells Fargo Bank.

          "'Second Amendment' means that certain Second Amendment to Loan and Security Agreement, entered into as of December 5, 2003 by and among, on the one hand, the Lenders identified on the signature pages thereof and Agent, and, on the other hand, the Borrowers."

        (c)   Deleting the definitions of "Applicable Base Rate Margin", "Applicable LIBOR Rate Margin", "Applicable Prepayment Premium", "Maximum Facility Amount", "Permitted Acquisition", and "Permitted Investments" in their entirety and replacing them with the following new definitions:

          "'Applicable Base Rate Margin' means, as of any date of determination, the margin opposite the applicable Excess Availability level set forth in the grid below; provided, that for the period from the Closing Date through March 31, 2004, the Applicable Base Rate Margin shall be 0.00 percentage points:

Excess Availability	Applicable Base Rate Margin
Greater than $20,000,000	0.00 percentage points
Less than or equal to $20,000,000 and greater than $10,000,000	0.00 percentage points
Less than or equal to $10,000,000	0.25 percentage points

          The Applicable Base Rate Margin shall be based upon Excess Availability, which will be calculated quarterly on an average daily basis at the end of each fiscal quarter, which calculation shall determine the Applicable Base Rate Margin for the immediately succeeding fiscal quarter. The applicable margin shall be redetermined quarterly on the date Agent receives the certified calculation of Excess Availability pursuant to Section 6.3(b)(v) hereof."

          "'Applicable LIBOR Rate Margin' means, as of any date of determination, the margin opposite the applicable Excess Availability level set forth in the grid below; provided, that for the period from the Closing Date through March 31, 2004, the Applicable LIBOR Rate Margin shall be 1.50 percentage points:

Excess Availability	Applicable LIBOR Rate Margin
Greater than $20,000,000	1.50 percentage points
Less than or equal to $20,000,000 and greater than $10,000,000	1.75 percentage points
Less than or equal to $10,000,000	2.00 percentage points

          The Applicable LIBOR Rate Margin shall be based upon Excess Availability, which will be calculated quarterly on an average daily basis at the end of each fiscal quarter, which calculation shall determine the Applicable LIBOR Rate Margin for the immediately succeeding fiscal quarter. The applicable margin shall be redetermined quarterly on the date Agent receives the certified calculation of Excess Availability pursuant to Section 6.3(b)(v) hereof. Anything to the contrary contained herein notwithstanding, any LIBOR Rate Advance that is outstanding on the day on which the Applicable LIBOR Rate Margin changes, shall, until the end of the Interest Period relating to such LIBOR Rate Advance, continue to bear interest at the Applicable LIBOR Rate Margin that was in effect on the date such LIBOR Rate Advance initially was made."

          "'Applicable Prepayment Premium' means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Second Amendment Closing Date, 0.50% multiplied by the aggregate Revolving Credit Commitments, (b) during the period of time from and including the date that is the first anniversary of the Second Amendment Closing Date up to the date that is the second anniversary of the Second Amendment Closing Date, 0.375% multiplied by the aggregate Revolving Credit Commitments, and (c) during the period of time from and including the date that is the second anniversary of the Second Amendment Closing Date up to the Maturity Date, 0.25% multiplied by the aggregate Revolving Credit Commitments; provided, however, that that if the Obligations are prepaid in full in cash with the proceeds of a credit facility in which the Agent acts as agent or refinancing at least a portion of which is provided by a Wells Fargo commercial banking unit, then the Applicable Prepayment Premium shall be 0.00%."

          "'Maximum Facility Amount' means $125,000,000."

          "'Permitted Acquisition' means an Acquisition of all or substantially all of the assets or Stock of another Person made by a Borrower so long as (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, (b) the assets being acquired, or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the Business, (c) the aggregate consideration (but excluding consideration paid or payable in Stock of GCI that does not require any cash payment until after the second anniversary of the Maturity Date) paid or payable for Permitted Acquisitions during any fiscal year, after giving effect to the proposed Acquisition, shall not exceed $20,000,000, (d) as of the date of such Acquisition and after giving effect thereto, Borrowers shall have Excess Availability of not less than $30,000,000, and (e) such Borrower, as applicable, shall have complied with Section 6.22. Without limiting whether or not an Acquisition shall constitute a Permitted Acquisition, in the event that Borrowers request of Agent that the Inventory and Accounts being acquired through a Permitted Acquisition be included in the Borrowing Base as Eligible Accounts or Eligible Inventory, as the case may be, Agent shall have completed its audit, appraisal, and standard due diligence review with respect to the assets or Person that is to be the subject of the proposed Permitted Acquisition and the results thereof shall be satisfactory to Agent in the exercise of its Permitted Discretion before such Inventory or Accounts shall be included in the Borrowing Base."

          "'Permitted Investments' means (a) Investments in Cash Equivalents, (b) loans and advances to officers and employees of the Obligors in the ordinary course of business, other than as provided for in clause (c), in an aggregate amount at any one time outstanding not to exceed $500,000, (c) loans and advances to officers and employees of the Obligors in the ordinary course of business to facilitate the purchase by such officers or employees of the Stock of GCI and the repayment of any such loans or advances is secured by a first priority Lien on the Stock purchased thereby, in an aggregate amount outstanding at any one time not to exceed $1,000,000, (d) Investments in negotiable instruments for collection, (e) advances made in connection with purchases of goods or services in the ordinary course of business, (f) Permitted Acquisitions, (g) Investments by the Borrowers in MCI not to exceed $10,000,000 outstanding at any one time, (h) Investments by a Borrower in any other Borrower, (i) a one time Investment in an amount not to exceed $5,000,000 in respect of costs and expenses in connection with the acquisition of certain business related physical assets, (j) Investments in an aggregate amount not to exceed $5,000,000 in respect of capital contributions into Guitar Insurance Subsidiary, and (k) other Investments in an aggregate amount not to exceed $500,000 outstanding at any one time."

          "'Second Amendment Closing Date' means December 5, 2003."

        (d)   Deleting subsection (c) of the definition of "Eligible Inventory" and replacing it in its entirety with the following:

          "(c) it is stored or located (i) on real property leased by any Borrower (other than a Retail Store location in any jurisdiction other than Pennsylvania, Washington, or Virginia), (ii) in a contract warehouse with a warehouseman or other third person, or (iii) at one of Borrowers' Offsite Storage Locations, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor, warehouseman, or applicable third party (as the case may be) or Agent has established reserves with respect thereto against the Borrowing Base as provided in Section 2.1(b)(iii),"

        2.2    Amendment to definition of Eligible Inventory.    The definition of Eligible Inventory is amended by deleting all references to "cost" and replacing each such reference with "Cost".

        2.3    Amendment to Sections 1.1 and 2.12.    Sections 1.1 and 2.12 of the Loan Agreement are hereby amended by deleting all references to "issuing bank" and replacing each such reference with "Issuing Bank".

        2.4    Amendment to Section 2.1(a).    Section 2.1(a) of the Loan Agreement is hereby amended by deleting Section 2.1(a) in its entirety and replacing it with the following:

          "(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees to make advances ('Advances') to Borrowers in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lowest of (i) the Facility Amount in effect at the time of such Advance less the Letter of Credit Usage, (ii) the Borrowing Base less the Letter of Credit Usage, or (iii) the maximum aggregate amount of Indebtedness permitted to be incurred by Borrowers pursuant to the terms and conditions of the Senior Indenture. For purposes of this Agreement, 'Borrowing Base,' as of any date of determination, shall mean the result of:

          (x)   85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve,

            plus

            (y)   the lesser of

    (i)
    70% of the Cost of Eligible Inventory, and

    (ii)
    85% of the product of the value of Eligible Inventory times the Net Liquidation Percentage (such Net Liquidation Percentage as calculated by the most recently concluded Inventory Reappraisal as of the date of determination of the Borrowing Base), minus

          (z)   the sum of

    (i)
    an amount equal to the Availability Block Reserve, plus

    (ii)
    the aggregate amount of reserves, if any, established by Agent under Section 2.1(b)."

        2.5    Amendment to Section 2.1(b).    Section 2.1(b) of the Loan Agreement is hereby amended by deleting Section 2.1(b) in its entirety and replacing it with the following:

          "(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay under any Section of this Agreement or any other Loan Document, (ii) amounts owing by Borrowers to any Person to the extent secured by a Lien (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over Agent's Liens for the benefit of the Lender Group) on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of Agent, would be likely to have a priority superior to the Liens of Agent, for the benefit of the Lender Group (such as landlord liens, ad valorem taxes, property taxes, or sales taxes where given priority under applicable law) in and to such item of the Collateral, (iii) up to 3 months rent for each leased Retail Store or Offsite Storage Location located in a Specified State for which an acceptable Collateral Access Agreement has not been received by Agent (irrespective of whether any rent is currently due), (iv) in-store customer credits and gift certificates, (v) layaway and customer deposits, and (vi) offsetting through a reserve the value of assets (at the greater of Cost or market) subject to senior Liens of third parties (such as Yamaha International Corporation) in the event that Borrowers (I) integrate the operations of American Music Division with and into GCS or commingle the assets acquired pursuant to the American Music Division with other assets of GCS (or the assets of any of the other Obligors) pursuant to Section 7.24 and (II) are unable or unwilling to provide documentation to Agent that adequately identifies the assets subject to senior Liens of third parties from the assets subject to the senior Lien of Agent, for the benefit of the Lender Group, to avoid including, in error, assets subject to such third-party senior Liens in the Borrowing Base (for example, including, in error, Inventory or Accounts subject to third-party senior Liens as Eligible Inventory or Eligible Accounts, respectively). In addition to the foregoing, Agent shall have the right to have the Inventory (A) reappraised through the conduct of an Inventory Reappraisal from time to time after the Closing Date for the purpose of redetermining the Net Liquidation Percentage of the Eligible Inventory portion of the Collateral and, as a result, redetermining the Borrowing Base; provided, however, so long as no Default or Event of Default has occurred and is continuing and Borrowers have Excess Availability of not less than $15,000,000, Borrowers shall have no obligation to pay for or reimburse Agent to the extent set forth in Section 2.11(c) for reappraisals of Inventory with a frequency greater than one Inventory Reappraisal during any fiscal year, and (B) physically counted through the conduct of a Physical Count from time to time after the Closing Date; provided, however, for so long as no Event of

  Default has occurred and is continuing and Borrowers have Excess Availability of not less than $15,000,000, Borrowers shall have no obligation to pay for or reimburse Agent to the extent set forth in Section 2.11(c) for more than one Physical Count during any fiscal year.

        2.6    Amendment to Section 2.6(a).    Section 2.6(a) of the Loan Agreement is hereby amended by deleting Section 2.6(a) in its entirety and replacing it with the following:

          "(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (y) if a LIBOR Rate Advance, at a per annum rate equal to the LIBOR Rate plus the Applicable LIBOR Margin, and (z) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Base Rate Margin."

        2.7    Amendment to Section 2.6(b).    Section 2.6(b) of the Loan Agreement is hereby amended by deleting Section 2.6(b) in its entirety and replacing it with the following:

          "(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolving Credit Commitment based upon their Pro Rata Share of the Revolving Credit Commitment), a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) equal to (i) the applicable LIBOR Rate Margin multiplied by the Daily Balance of the undrawn amount of all outstanding standby Letters of Credit and (ii) the applicable LIBOR Rate Margin less 0.50 percentage points times the Daily Balance of the undrawn amount of all outstanding documentary Letters of Credit."

        2.8    Amendment to Section 2.11(b).    Section 2.11(b) of the Loan Agreement is hereby amended by deleting Section 2.11(b) in its entirety and replacing it with the following:

          "(b) Unused Line Fee. To the Agent, for the ratable benefit of each Lender with a Revolving Credit Commitment, on the first day of each month during the term of this Agreement, an unused line fee in an amount equal to the Applicable Unused Line Multiple times the result of (a) the average Maximum Facility Amount (as the same may be reduced from time to time in accordance with Section 2.2) during the immediately preceding month, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month."

        2.9    Amendment to Section 2.11(c).    Section 2.11(c) of the Loan Agreement is hereby amended by deleting Section 2.11(c) in its entirety and replacing it with the following:

          "(c) Financial Examination, Valuation, and Appraisal Fees. (i) for the sole and separate account of Agent, a separate fee of $850 pay day, per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrowers performed by personnel employed by Agent; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing and so long as the Borrowers have Excess Availability of not less than $15,000,000, Borrower shall not be required to pay for more than one audit per fiscal year; (ii) for the sole and separate accounts of Agent and each Lender that exercises its rights under Section 4.6, the actual charges paid or incurred by Agent or any Lender if it elects to employ the services of one or more third Persons to perform such audits of Borrowers or their Books, to appraise the Collateral, or to assess a Borrower's business valuation; and (iii) subject to the limitations set forth in Section 2.1(b), for the sole and separate account of Agent, the out-of-pocket costs and expenses incurred by Agent for the engagement of appraisal, accounting, auction, or other professional firms to conduct Inventory Appraisals or Physical Counts."

        2.10    Amendment to Section 3.4.    Section 3.4 of the Loan Agreement is hereby amended by deleting Section 3.4 in its entirety and replacing it with the following:

          "3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and the Lender Group and shall continue in full force and effect for a term ending on December 16, 2007 (the 'Maturity Date'). The foregoing notwithstanding, the Lender Group shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default."

        2.11    Amendment to Section 6.2(b).    Section 6.2(b) of the Loan Agreement is hereby amended by deleting Section 6.2(b) in its entirety and replacing it with the following:

          "(b) for any week during which Borrower fails, on any day, to maintain Excess Availability of at least $15,000,000, by no later than the third Business Day of the immediately following week:

          (i)    from and after the Receivables Activation Date and during any period when no Event of Default has occurred and is continuing, a sales journal, collection journal, and credit register since the last such schedule,

          (ii)   during any period after the occurrence and during the continuance of an Event of Default, (A) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of such date and demonstrating Borrowers' compliance with the limitation on Advances set forth in Section 2.1(c), and, (B) Inventory reports specifying Borrowers' Cost and the wholesale market value of its Inventory by category, with additional detail showing additions to and deletions from the Inventory (the so-called 'Roll Forward Inventory Collateral Report'), and

          (iii)  during any period after the occurrence and during the continuance of an Event of Default, an additional Inventory report listing goods on consignment under rent-to-purchase programs or satellite arrangements with third parties for rent-to-purchase programs for musical instruments."

        2.12    Amendment to Section 6.3(a).    Section 6.3(a) of the Loan Agreement is hereby amended by deleting Section 6.3(a) in its entirety and replacing it with the following:

          "(a) for any month during any of GCI's fiscal years during which Borrower fails, on any day, to maintain Excess Availability of at least $15,000,000, as soon as available, but in any event within 45 days after the end of such month,

          (i)    a company prepared balance sheet, income statement, and statement of cash flow covering GCI's consolidated operations during such period, and

          (ii)   a certificate signed by the chief financial officer of Administrative Borrower to the effect that:

          (A)  the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the consolidated financial condition of GCI in all material respects,

          (B)  the representations and warranties of each Obligor contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

          (C)  there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto)."

        2.13    Amendment to Section 6.3(b)(v).    Section 6.3(b)(v) of the Loan Agreement is hereby amended by deleting Section 6.3(b)(v) in its entirety and replacing it with the following:

          "(v) a detailed calculation of average Excess Availability for such fiscal quarter, certified as correct by the chief financial officer of Administrative Borrower, in sufficient detail as determined by Agent in its Permitted Discretion, to permit the redetermination of the applicable interest rate margins."

        2.14    Amendment to Section 6.9(b).    Section 6.9(b) of the Loan Agreement is hereby amended by deleting Section 6.9(b) in its entirety and replacing it with the following:

          "(b) [Intentionally Omitted]."

        2.15    Amendment to Section 7.1(d), (e), and (f).    Sections 7.1(d), (e), and (f) of the Loan Agreement are hereby amended by deleting Sections 7.1(d), (e), and (f) in their entirety and replacing them with the following:

          "(d) Subordinated Indebtedness in an aggregate amount not to exceed $10,000,000 outstanding at any one time;"

          "(e) unsecured Indebtedness incurred by any Borrower in the ordinary course of business for borrowed money, in an aggregate amount not in excess of $10,000,000;"

          "(f)  Acquired Indebtedness in an amount not to exceed $10,000,000 outstanding at any one time;"

        2.16    Amendment to Section 7.8(c).    Section 7.8(c) of the Loan Agreement is hereby amended by deleting Section 7.8(c) in its entirety and replacing it with the following:

          "(c) GCI shall not, and shall not permit any Subsidiary to, amend, supplement, or modify the Debentures or the Indenture or repay the principal of, or make any other payment in relation to, the Debentures; provided, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the foregoing shall not prohibit (i) the payment of regularly scheduled interest on the Debentures, (ii) the repayment of the Debentures with the proceeds of any refinancing thereof (provided that such refinancing Indebtedness complies with the requirements of Section 7.1(1), is unsecured and subordinated to the Obligations), (iii) the repayment of all or any portion of the Debentures so long as on the date of such repayment and after giving effect thereto, Borrowers shall have Excess Availability of not less than $20,000,000, and (iv) modifications or amendments to the Debentures or the Indenture if the effect thereof could not be expected to result in a Material Adverse Change and otherwise do not involve the amendment or modification of provisions which would increase interest rates, principal or interest payment amounts, total principal amounts, or require payment of any such amounts at earlier times, or similar terms and provisions (unless payable in stock), and"

        2.17    Amendment to Section 7.11.    Section 7.11 of the Loan Agreement is hereby amended by deleting Section 7.11 in its entirety and replacing it with the following:

          "7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of any Obligor's Stock, of any class, whether now or hereafter outstanding; provided, however, that the foregoing shall not restrict the ability of:

          (a)   Any Borrower's Subsidiaries to make any dividend or other distribution to such Borrower;

          (b)   GCI to make any dividend or other distribution to its shareholders consisting of shares of its common Stock or warrants or other rights to acquire GCI' common Stock; or

          (c)   GCI to repurchase any of its outstanding Stock, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) on the date of such repurchase and after giving effect thereto, Borrowers shall have Excess Availability of not less than $20,000,000."

        2.18    Amendment to Section 7.14.    Section 7.14 of the Loan Agreement is hereby amended by deleting Section 7.14 in its entirety and replacing it with the following:

          "7.14 Transactions with Affiliates. Except as otherwise permitted by this Agreement and except for management, accounting, or other business services to be provided by GCI to the other Obligors, self insurance services to be provided by Guitar Insurance Company to the Obligors, and the license of intellectual property rights by GCI to the other Obligors, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Obligor except for transactions that are in the ordinary course of such Obligor's business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to such Obligor than would be obtained in an arm's length transaction with a non-Affiliate."

        2.19    Amendment to Section 7.20.    Section 7.20 of the Loan Agreement is hereby amended by deleting Section 7.20 in its entirety and replacing it with the following:

          "7.20 [Intentionally Omitted]"

        2.20    Amendment to Section 7.22.    Section 7.22 of the Loan Agreement is hereby amended by deleting Section 7.22 in its entirety and replacing it with the following:

          "7.22 [Intentionally Omitted]"

        2.21    Amendment to Section 14.1(a).    Section 14.1(a) of the Loan Agreement is hereby amended by deleting Section 14.1(a) in its entirety and replacing it with the following:

          "(a) Any Lender may assign and delegate to one or more Eligible Transferees (each an 'Assignee') all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $2,500,000, or such lesser amount as represents the entire ratable share of the Obligations and Commitments then held by such Lender; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Administrative Borrower and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Administrative Borrower and Agent an Assignment and Acceptance in form and substance satisfactory to Agent; and (iii) the assignor Lender or Assignee has paid to Agent for Agent's sole and separate account a processing fee in the amount of $5,000."

        2.22    Amendment to Schedule C-1.    Schedule C-1 to the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the new Schedule C-1 attached as Schedule C-1 hereto.

        2.23    Amendment to Exhibit B-1.    Exhibit B-1 to the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the new Exhibit B-1 attached as Exhibit B-1 hereto.

        2.24    Amendment to Exhibit C-2.    Exhibit C-2 to the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the new Exhibit C-2 attached as Exhibit C-2 hereto.

  SECTION 3. REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS.

        3.1    Representations.

          Each Borrower hereby represents and warrants to Agent and Lenders that:

          (a)   Each Borrower has the requisite power and authority to execute and deliver this Second Amendment and to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery, and performance by it of this Second Amendment and the performance by it of each Loan Document to which it is a party (i) have been duly approved by all necessary action and no other proceedings are necessary to consummate such transactions; and (ii) are not in contravention of (A) any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court or governmental authority binding on it, (B) the terms of its organizational documents, or (C) any provision of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected;

          (b)   This Second Amendment has been duly executed and delivered by each Borrower. This Second Amendment and each Loan Document to which Borrowers are party is the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms, and is in full force and effect except as such validity and enforceability is limited by the laws of insolvency and bankruptcy, laws affecting creditors' rights and principles of equity applicable hereto;

          (c)   No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrowers, any Guarantor or any member of the Lender Group;

          (d)   No Default or Event of Default has occurred and is continuing on the date hereof or as of the date of the effectiveness of this Second Amendment; and

          (e)   The representations and warranties in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

  SECTION 4. MISCELLANEOUS.

        4.1    Conditions to Effectiveness.    The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Second Amendment and each and every provision hereof:

          (a)   Agent shall have received an updated appraisal of the Borrowers' Inventory, conducted by a third party appraiser satisfactory to Agent;

          (b)   Agent shall have received this Second Amendment, duly executed and delivered by each Borrower and each Lender;

          (c)   no Material Adverse Change shall have occurred;

          (d)   The representations and warranties in the Loan Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (e)   Agent shall have received from Borrowers, for the benefit of the Lenders in accordance with their respective Pro Rata Shares, an amendment fee in the amount of $312,500;

          (f)    Agent shall have received the reaffirmation and consent of each Guarantor attached hereto as Exhibit A, duly executed and delivered by each Guarantor;

          (g)   No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Second Amendment; and

          (h)   No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower, any Guarantor, or the Lender Group.

        4.2    Entire Amendment; Effect of Amendment.    This Second Amendment, and terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior or contemporaneous amendments relating to the subject matter hereof. Except as expressly amended hereby, the Loan Agreement and other Loan Documents shall remain unchanged and in full force and effect. The execution, delivery, and performance of this Second Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power, or remedy of the Lender Group as in effect prior to the date hereof. The amendments and other agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Agreement, and shall not operate as a consent to any further or other matter, under the Loan Documents. To the extent any terms or provisions of this Second Amendment conflict with those of the Loan Agreement or other Loan Documents, the terms and provisions of this Second Amendment shall control.

        4.3    Counterparts; Telefacsimile.    This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Second Amendment by signing any such counterpart. Delivery of an executed counterpart of this Second Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Second Amendment. Any party delivering an executed counterpart of this Second Amendment by telefacsimile also shall deliver an original executed counterpart of this Second Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

        4.4    Fees, Costs and Expenses.    Each Borrower agrees to pay on demand all reasonable fees, costs and expenses incurred by the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Second Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to their rights and responsibilities hereunder and thereunder.

        4.5    Cross-References.    References in this Second Amendment to any Section are, unless otherwise specified, to such Section of this Second Amendment.

        4.6    Successors and Assigns.    This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        4.7    GOVERNING LAW.    THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed and delivered as of the date first written above.

GUITAR CENTER, INC., a Delaware corporation
By:
Title:

GUITAR CENTER STORES, INC., a Delaware corporation
By:
Title:

MUSICIAN'S FRIEND, INC., a Delaware corporation
By:
Title:

[signature page continues]

WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender
By:
Name:
Title:

[signature page continues]

FLEET RETAIL FINANCE, INC., a Delaware corporation,
By:
Name:
Title:

[signature page continues]

UNION BANK OF CALIFORNIA, N.A., as a Lender
By:
Name:	Nancy A Perkins
Title:	Vice President

[signature page continues]

CONGRESS FINANCIAL CORPORATION (WESTERN) as a Lender
By:
Name:
Title:

[signature page continues]

PNC BANK, NATIONAL ASSOCIATION as a Lender
By:
Name:
Title:

[signature page continues]

LASALLE BUSINESS CREDIT, LLC, as successor through merger to LaSalle Business Credit, Inc., as a Lender
By:
Name:
Title:

[signature page continues]

EXHIBIT A

REAFFIRMATION AND CONSENT

        All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Second Amendment dated as of December 5, 2003 (the "Second Amendment"). The undersigned each hereby (a) represents and warrants to the Lender Group that the execution, delivery, and performance of this Reaffirmation and Consent are within its corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) consents to the execution, delivery, and performance of the Second Amendment; (c) acknowledges and reaffirms its obligations owing to the Lender Group under the Loan Documents to which it is a party; and (d) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect in accordance with the terms thereof. Although the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, it understands that the Lender Group has no obligations to inform it of such matters in the future or to seek its acknowledgement or agreement to future consents or amendments, and nothing herein shall create such a duty. Delivery of an executed counterpart of this Reaffirmation and Consent by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Reaffirmation and Consent. Any party delivering an executed counterpart of this Reaffirmation and Consent by telefacsimile also shall deliver an original executed counterpart of this Reaffirmation and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Reaffirmation and Consent. This Reaffirmation and Consent shall be governed by the laws of the State of California.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Reaffirmation and Consent Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MUSICIAN'S CHOICE, INC., a Delaware corporation
By:
Title:

M&M MUSIC LTD., a Georgia corporation
By:
Title:

[Signature Page to Reaffirmation and Consent]

EXHIBIT B-1

EXHIBIT C-2

SCHEDULE C-1
Commitments

Lender	Commitment	Pro Rata Share
Wells Fargo Retail Finance, LLC	$29,687,500	23.75%
Congress Financial Corporation (Western)	$29,687,5000	23.75%
Fleet Retail Finance, Inc.	$21,875,000	17.5%
PNC Bank, National Association	$15,625,000	12.5%
LaSalle Business Credit, LLC	$15,625,000	12.5%
Union Bank of California, N.A.	$12,500,000	10%
All Lenders	$125,000,000	100%

QuickLinks

  Exhibit 10.36
SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
RECITALS
REAFFIRMATION AND CONSENT